Exhibit 99.1

HERON LAKE BIOENERGY, LLC AND SUBSIDIARIES

Preliminary and Unpublished Condensed Consolidated Balance Sheets

	April 30, 2013	October 31, 2012
	(Unaudited)
ASSETS

Current Assets
Cash and equivalents	$888,616	$653,361
Restricted cash	—	65,259
Restricted certificates of deposit	650,000	650,000
Accounts receivable	1,427,195	1,784,761
Inventory	2,426,922	3,588,572
Prepaid expenses	803,371	796,829
Total current assets	6,196,104	7,538,782

Property and Equipment
Land and improvements	9,111,838	9,252,379
Plant buildings and equipment	71,320,657	76,155,846
Vehicles and other equipment	611,976	645,481
Office buildings and equipment	595,019	622,711
Construction in Progress	11,036	645,486
	81,650,526	87,321,903
Accumulated depreciation	(29,122,170)	(29,222,617)
	52,528,356	58,099,286

Other Assets
Other intangibles	242,714	256,513
Debt service deposits and other	688,439	686,438
Total other assets	931,153	942,951

Total Assets	$59,655,613	$66,581,019

	April 30, 2013	October 31, 2012
	(Unaudited)
LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities
Line of credit	$—	$480,000
Current maturities of long-term debt	41,015,593	42,051,402
Accounts payable	821,644	2,085,882
Accrued expenses	512,425	382,953
Total current liabilities	42,349,662	45,000,237

Long-Term Debt, net of current maturities	1,579,806	4,031,335

Members’ Equity
Controlling interest in equity consists of 38,622,107 Class A units issued and outstanding at both April 30, 2013 and October 31, 2012	15,425,740	17,344,433
Noncontrolling interest	300,405	205,014
Total members’ equity	15,726,145	17,549,447

Total Liabilities and Members’ Equity	$59,655,613	$66,581,019

HERON LAKE BIOENERGY, LLC AND SUBSIDIARIES

Preliminary and Unpublished Condensed Consolidated Statements of Operations

	Three Months	Three Months
	Ended	Ended
	April 30, 2013	April 30, 2012
	(Unaudited)	(Unaudited)

Revenues	$35,498,926	$41,186,236

Cost of Goods Sold	34,759,614	40,083,890

Gross Profit	739,312	1,102,346

Selling, General, and Administrative Expenses	932,199	863,133

Settlement Expense	—	900,000

Operating Income (Loss)	(192,887)	(660,787)

Other Income (Expense)
Interest income	334	2,918
Interest expense	(723,885)	(629,992)
Other income (expense)	(5,686)	21,136
Total other expense, net	(729,237)	(605,938)

Net Loss before noncontrolling interest	(922,124)	(1,266,725)

Net Loss Attributable to Noncontrolling Interest	(76,016)	(89,620)

Net Loss	$(998,140)	$(1,356,345)

Weighted Average Units
Outstanding - Basic and Diluted	38,622,107	38,622,107

Net Loss Per
Unit - Basic and Diluted	$(0.03)	$(0.04)

HERON LAKE BIOENERGY, LLC AND SUBSIDIARIES

Preliminary and Unpublished Condensed Consolidated Statements of Operations

	Six Months	Six Months
	Ended	Ended
	April 30, 2013	April 30, 2012
	(Unaudited)	(Unaudited)

Revenues	$79,620,231	$80,048,030

Cost of Goods Sold	77,960,700	78,681,114

Gross Profit	1,659,531	1,366,916

Selling, General, and Administrative Expenses	1,947,786	1,713,740

Settlement Expense	—	900,000

Operating Income (Loss)	(288,255)	(1,246,824)

Other Income (Expense)
Interest income	16,753	6,858
Interest expense	(1,498,635)	(1,289,915)
Other income	19,273	31,954
Total other expense, net	(1,462,609)	(1,251,103)

Net Loss before noncontrolling interest	(1,750,864)	(2,497,927)

Net Loss Attributable to Noncontrolling Interest	(167,831)	(171,231)

Net Loss	$(1,918,695)	$(2,669,158)

Weighted Average Units
Outstanding - Basic and Diluted	38,622,107	38,396,794

Net Loss Per
Unit - Basic and Diluted	$(0.05)	$(0.07)

NOTICE:                                            OUR PRELIMINARY UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS HAVE NOT BEEN INDEPENDENTLY REVIEWED OR AUDITED, OMIT FOOTNOTES WHICH ARE AN INTEGRAL PART OF FINANCIAL STATEMENTS, AND ARE SUBJECT TO EFFECT OF NORMAL QUARTERLY REVIEW ADJUSTMENTS.

The preliminary unaudited condensed consolidated financial statements have been prepared by management, have not been examined, reviewed or audited by an independent public accountant, and omit footnotes which are an integral part of financial statements. The financial statements are subject to the effect of normal quarterly review adjustments and changes following completion of a review by an independent accountant. The results reported in these preliminary unaudited condensed consolidated interim financial statements for the quarter ended April 30, 2013 should not be regarded as necessarily indicative of results that may be expected for any other quarter or for the fiscal year.

The preliminary unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s audited financial statements for the year ended October 31, 2012, contained in the Company’s Annual Report on Form 10-K filed on February 13, 2013.

The preliminary unaudited condensed consolidated interim financial statements for the quarter ended April 30, 2013 contains information regarding our financial results and financial condition for the quarter ended April 30, 2013 and includes unaudited consolidated condensed balance sheets as of April 30, 2013 and October 31, 2012, and the related unaudited consolidated statements of operations for the three months ended January 31, 2013 and January 31, 2012 and for the six months ended April 30, 2013 and April 30, 2012.

Principles of Consolidation

The financial statements include the accounts of Heron Lake BioEnergy, LLC and its wholly owned subsidiaries, Lakefield Farmers Elevator, LLC and HLBE Pipeline Company, LLC, collectively, the “ Company.” HLBE Pipeline Company, LLC owns 73% of Agrinatural Gas, LLC (“Agrinatural”). Given the Company’s control over the operations of Agrinatural and its majority voting interest, the Company consolidates the financial statements of Agrinatural with its consolidated financial statements, with the equity and earnings (loss) attributed to the remaining 27% noncontrolling interest identified separately in the accompanying Consolidated Balance Sheets and Statements of Operations. All significant intercompany balances and transactions are eliminated in consolidation.

Noncontrolling Interest

Amounts recorded as noncontrolling interest on the balance sheet relate to the net investment by an unrelated party in Agrinatural. Income and losses are allocated to the members of Agrinatural based on their respective percentage of membership units held. Agrinatural will provide natural gas to the plant with a specified price per MMBTU for an initial term of 10 years, with two renewal options for five year periods.

Accounting Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The Company uses estimates and assumptions in accounting for significant matters including, among others, the analysis of impairment of long-lived assets, contingencies and valuation of forward purchase contract commitments and inventory. The Company periodically reviews estimates and assumptions, and the effects of revisions are reflected in the period in which the revision is made. Actual results could differ from those estimates.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations, contains, in addition to historical information, forward-looking statements that are based on our expectations, beliefs, intentions or future strategies. These statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements because of certain factors, including those set forth below under Part II, Item 1A. “Risk Factors” in this Quarterly Report on Form 10-Q, as well as in other filings we make with the Securities and Exchange Commission. All forward-looking statements included herein are based on information available to us as of the date hereof, and we undertake no obligation to update any such forward-looking statements.

The following is a discussion and analysis of Heron Lake BioEnergy’s financial condition and results of operations as of and for the three and six month periods ended April 30, 2013 and 2012. This section should be read in conjunction with the condensed consolidated financial statements and related notes in Item 1 of this report and the Company’s Annual Report on Form 10-K for the year ended October 31, 2012.

We prepared the following discussion and analysis to help readers better understand our financial condition, changes in our financial condition, and results of operations for the six months ended April 30, 2013.

Overview

Heron Lake BioEnergy, LLC is a Minnesota limited liability company that owns and operates a dry mill corn-based, natural gas fired ethanol plant near Heron Lake, Minnesota. The plant has a stated capacity to produce 50 million gallons of denatured fuel grade ethanol and 160,000 tons of dried distillers’ grains (DDGS) per year. Our revenues are derived from the sale and distribution of our ethanol throughout the continental United States and in the sale and distribution of our distillers’ grains (DGS) locally, and throughout the continental United States. Our subsidiary, Lakefield Farmers Elevator, LLC, had grain facilities at Lakefield and Wilder, Minnesota that were sold on February 1, 2013. Our subsidiary, HLBE Pipeline Company, LLC, owns 73% of Agrinatural Gas, LLC, the pipeline company formed to construct, own, and operate a natural gas pipeline that provides natural gas to the Company’s ethanol production facility through a connection with the natural gas pipeline facilities of Northern Border Pipeline Company in Cottonwood County, Minnesota.

Our operating results are largely driven by the prices at which we sell ethanol and distillers grains and the costs related to their production, particularly the cost of corn. Historically, the price of ethanol tended to fluctuate in the same direction as the price of unleaded gasoline and other petroleum products. However, during fiscal 2010 and continuing into fiscal 2013, ethanol prices tended to move up and down proportionately with changes in corn prices. The price of ethanol can also be influenced by factors such as general economic conditions, concerns over blending capacities, and government policies and programs. The price of distillers grains is generally influenced by supply and demand, the price of substitute livestock feed, such as corn and soybean meal, and other animal feed proteins. Our largest component of cost of production is corn. The cost of corn is affected primarily by factors over which we lack any control such as crop production, carryout, exports, government policies and programs, and weather. The growth of the ethanol industry has increased the demand for corn. We believe that continuing increases in global demand will result in corn prices above historic averages. During the second quarter of fiscal year 2013 ended April 30, 2013, the price of ethanol on the Chicago Board of Trade fluctuated from $2.32 to $2.65 per gallon; our average sales price was $2.38 per gallon, with basis. During the same period, the price of corn on the Chicago Board of Trade fluctuated from a low of $6.21 to a high of $7.30 per bushel; our average purchase price was $7.11 per bushel, with basis.

Trends and Uncertainties Impacting Our Operations

Our current and future results of operation are affected and will continue to be affected by factors such as (a) volatile and uncertain pricing of ethanol and corn; (b) availability of corn that is, in turn, affected by trends such as corn acreage, weather conditions, and yields on existing and new acreage diverted from other crops; and (c) the supply and demand for ethanol, which is affected by acceptance of ethanol as a substitute for fuel, public perception of the ethanol industry, government incentives and regulation, and competition from new and existing construction, among other things. Other factors that may affect our future results of operation include those factors discussed in —Item 1. Business|| of our Annual Report on Form 10-K for the year ended October 31, 2012 and —Part II, Item 1A Risk Factors|| of this Form 10-Q.

Critical Accounting Estimates

A description of our critical accounting estimates was provided in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Annual Report on Form 10-K for the year ended October 31, 2012. At April 30, 2013, our critical accounting estimates continue to include those described in our Annual Report on Form 10-K. In addition, our analysis of future projections, resolution of debt terms and other assumptions in consideration of continuing as a going concern include critical accounting estimates.

Results of Operations

The following table shows summary information from our Preliminary Unaudited Condensed Consolidated Statements of Operations for the six months ended April 30, 2013 and 2012.

	Six Months	Six Months
	Ended	Ended
	April 30, 2013	April 30, 2012
	(Unaudited)	(Unaudited)

Revenues	$79,620,231	$80,048,030

Cost of Goods Sold	77,960,700	78,681,114

Gross Profit	1,629,531	1,366,916

Operating Expenses	1,974,546	1,713,740

Settlement Expense	0	900,000

Operating Income (Loss)	(288,255)	(1,246,824)

	Six Months	Six Months
	Ended	Ended
	April 30, 2013	April 30, 2012
	(Unaudited)	(Unaudited)

Other Income (Expense)
Interest income	16,752	6,858
Interest expense	(1,498,635)	(1,289,915)
Other income	19,273	31,954
Total other expense, net	(1,462,609)	(1,251,103)

Net Income (Loss) before noncontrolling interest	(1,750,864)	(2,497,927)

Net (Income) Loss Attributable to Noncontrolling Interest	(167,831)	(171,231)

Net Income (Loss)	$(1,918,695)	$(2,669,158)

Revenues

Revenues decreased by 1.0% for the six months ended April 30, 2013 as compared to the six months ended April 30, 2012 due to slowing down the plant during negative margin timeframes and to unplanned shutdowns caused weather-related electrical outages. Net ethanol revenues during the six months ended April 30, 2013 were approximately $58.4 million compared to approximately $63.1 million during the six months ended April 30, 2012, representing approximately 75% and 81%, respectively, of our sales. There were no ethanol derivative gains or losses during the six months ended April 30, 2013 and 2012.

Total sales of DGS during the six months ended April 30, 2013 were approximately $17.4 million comprising 22% of our revenues. DGS sales during the six months ended April 30, 2012 were $14.2 million or 18% of revenues. The average DGS price increased 25% for the six months ended April 30, 2013 as compared to the six months ended April 30, 2012, with 2.0% of DGS sold during the first six months of fiscal year 2013 and fiscal year 2012.

Corn oil separation began in February 2012. Corn oil sales for the six months ended April 30, 2013 were approximately $1.7 million. The remaining amount of revenues is made up of incidental other sales.

Cost of Goods Sold

Our costs of sales include, among other things, the cost of corn used in ethanol and DGS production (which is the largest component of costs of sales); natural gas, processing ingredients, electricity, and wages, salaries and benefits of production personnel. We use approximately 1.5 million bushels of corn per month at the plant.

The per bushel cost of corn increased approximately 14% in the six months ended April 30, 2013 as compared to the six months ended April 30, 2012. We had losses related to corn derivative instruments for the six months of approximately $396,000 for the six months ended April 30, 2012. We had no losses or gains in either of these areas for the current six month period. We had increased gross margin in the first two quarters of fiscal 2013 as compared to of fiscal 2012 due to increased distillers grains revenue driven by increased prices and the addition of corn oil sales in the first six months of fiscal year 2013 that were present during two and one-half months of the first six months of fiscal year 2012.

The cost of corn fluctuates based on supply and demand, which, in turn, is affected by a number of factors which are beyond our control. We expect our gross margin to fluctuate in the future based on the relative prices of corn and fuel ethanol. We may use futures and option contracts to minimize our exposure to movements in corn prices, but there is no assurance that these hedging strategies will be effective. As a result, gains or losses on derivative instruments do not necessarily coincide with the related commodity purchases. This may cause fluctuations in our statement of operations. While we do not use hedge accounting to match gains or losses on derivative instruments, we believe the derivative instruments provide an economic hedge.

Operating Expenses

Operating expenses consist of selling, general and administrative expense and include wages, salaries and benefits of administrative employees at the plant, insurance, professional fees and similar costs. Operating expense for the six months ended April 30, 2013 was approximately $1,975,000, an increase of approximately 44.5% as compared to operating expense of approximately $1,367,000 for the six months ended April 30, 2012 due primarily to fees related to the plant asset sale, the sale of the Lakefield Farmers Elevator and the Capital Raise. These expenses represented 2.3% of total revenues for the six months ended April 30, 2013 and 1.7% of total revenues for the six months ended April 30, 2012. These expenses generally do not vary with the level of production at the plant.

Other Expense, Net

Other expenses consisted primarily of interest expense. Interest expense consists primarily of interest payments on our credit facilities described below. Interest expense, which was up 16.2% for the six months ended April 30, 2013, as compared to the six months ended April 30, 2012, is dependent on the balances outstanding and on interest rates, including any default interest rate. Of the total indebtedness at April 30, 2013 to AgStar, approximately $17.9 million bears interest at a fixed rate of 7.75%, approximately $19.3 million bears interest at a variable rate of the increased expense represents default interest on the AgStar debt.

Liquidity and Capital Resources

As of April 30, 2013, we had cash and equivalents (other than restricted cash) of approximately $873,000, current assets of approximately $6.3 million and total assets of approximately $63.0 million.

Our principal sources of liquidity consist of cash provided by operations, cash and equivalents on hand, and available borrowings under our master loan agreement with AgStar. Under the master loan agreement, we have two forms of debt: a term note and a revolving term note. The total indebtedness to AgStar at April 30, 2013, was $37.3 million, consisting of $35.8 million under the term note and $1.5 million under the revolving term note. The term note has a variable rate portion comprising $17.9 million and a fixed rate portion comprising $17.9 million. Our revolving term note allows borrowing up to $2.5 million, less any letters of credit. Among other provisions, our master loan agreement contains covenants requiring us to maintain various financial ratios and tangible net worth. It also limits our annual capital expenditures and membership distributions. All of our assets and real property are subject to security interests and mortgages in favor of AgStar as security for the obligations of the master loan agreement. At April 30, 2013, we were not in compliance with the covenants of our master loan agreement with AgStar relating to minimum working capital amount and minimum tangible net worth amount. Further, the Company did not timely make required principal payments to AgStar on the first day of December 2012 through May 2013. Payment for December 2012 and January 2013 were made pursuant to a forbearance agreement with AgStar dated April 12, 2013. On May 17, 2013, the Company paid the required installments of principal that were due February 1, 2013, March 1, 2013, April 1, 2013 and May 1, 2013 as well as the installment due June 1, 2013.

The Company’s failure to comply with the covenants of the master loan agreement and failure to timely pay required installments of principal has resulted in events of default under the master loan agreement, entitling AgStar to accelerate and declare due all amounts outstanding under the master loan agreement. If AgStar accelerated and declared due all amounts outstanding under the master loan agreement, the Company would not have adequate cash to repay the amounts due, resulting in a loss of control of our business or bankruptcy.

On December 21, 2012, the Company and AgStar entered into a forbearance agreement whereby the Company agreed to, among other things, sell substantially all plant assets to Guardian. AgStar also began charging a default interest premium on the AgStar loans of an additional 2.0%. Advances on the revolving term note were frozen until the Company entered into an asset sale agreement for substantially all plant assets. The forbearance agreement dated December 21, 2012 was subsequently amended and restated on January 22, 2013, February 12, 2013 and March 29, 2013, in order to permit the Company to close on the transactions contemplated by the asset purchase agreement dated January 22, 2013 between the Company and Guardian. The asset purchase agreement with Guardian was terminated by the Company on April 4, 2013. The forbearance agreement was amended and restated again on April 12, 2013 in order to accommodate certain proposals related to recapitalization and restructuring of the loans.

The forbearance agreement was amended and restated for a fifth time on May 10, 2013 in order to extend the forbearance period relating to the above-described covenant defaults and required monthly principal installment payments to permit the Company additional time to document and implement a written management, governance improvement and capitalization plan. On May 17, 2013, we entered into a Sixth Amended and Restated Master Loan Agreement and related loan documents with AgStar to replace and supersede our Fifth Amended and Restated Master Loan Agreement dated as of September 1, 2011, our Fifth Amended and Restated Forbearance Agreement dated May 10, 2013, and related loan documents. Under the Sixth Amended and Restated Master Loan Agreement, AgStar agreed to restructure our Term Loan and our Term Revolving Loan based upon our submission of a loan restructuring proposal and payment of approximately $1.4 million in cash for Term Loan principal payments in arrears and reduction of the Term Revolving Note.

As of May 9, 2013, the outstanding principal balance of the Company’s indebtedness to AgStar was a term note of approximately $35.8 million ($17.9 million at a variable rate and $17.9 million at a fixed rate) and revolving term note of approximately $2.0 million. The Company’s current plan to remedy the covenant and payment defaults under its indebtedness to AgStar and improve its cash and liquidity position includes (1) finalizing a loan restructuring plan and restructuring the indebtedness to AgStar through an amended and restated master loan agreement; (2) raising additional capital through offerings of debt securities to the Company’s members and others; and (3) improving operations of its plant and cash flow generated from operations. There can be no assurance that the Company will be able to reach an agreement with AgStar on the restructuring of its indebtedness, achieve or maintain compliance with its agreements with AgStar, raise additional capital through an offering of its debt or equity securities or both, or improve its financial performance.

There is no assurance that our cash, cash generated from operations and, if necessary, available borrowing under our agreement with AgStar, will be sufficient to fund our anticipated capital needs and operating expenses, particularly if the sale of ethanol and DGS does not produce revenues in the amounts currently anticipated or if our operating costs, including specifically the cost of corn, natural gas and other inputs, are greater than anticipated. Due to current volatility in the ethanol and corn markets, our future profit margins might be tight or not exist at all.

Outlook

Ethanol prices have been very volatile over the past 6 months, and we expect to see that continue into 2013. There are many factors that will continue that volatility of prices into 2013, including amount of domestic ethanol production, the amount of ethanol exports and domestic usage, petroleum and gasoline prices, and the development of other alternative fuels. As of March 2, 2013, the EIA reported that ethanol production for the week was 266.4 million gallons, or a 13.89 billion gallon annualized rate.

Prices for DGS are also affected by a number of factors beyond our control such as the supply of and demand for DGS as an animal feed, prices of competing feeds, and perceptions of nutritional value of DGS as compared to those of competing feeds. We believe that current market prices for DGS can be sustained long-term as long as the prices of competing animal feeds remain steady or increase, livestock feeders continue to create demand for alternative feed sources such as distillers’ grains and the supply of distillers’ grains remains relatively stable. On the other hand, if competing commodity price values retreat and DGS supplies increase due to growth in the ethanol industry, DGS prices may decline.

Corn prices have been volatile for the past year due in part to higher demand from the renewable fuels industry. The expansion of ethanol productive capacity has brought about a substantial increase in demand for corn and thus in corn prices. The volatility is also a result of less than trend line yields in the U.S. last 2 years, thus impacting the corn supply. Due to increased exposure of ethanol, corn is now being viewed as an energy commodity as opposed to strictly a grain commodity, contributing to the upward pressure on corn prices. The USDA’s March 28, 2013 Corn Supply and Use Report projects U.S. corn prices to average between $6.65 and $7.15 per bushel for the 2012-13 crop year. The report estimated that 97.3 million acres of corn will be planted in 2013 which is just slightly higher than was planted in 2012.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.